Exhibit 99.1

Tribune Company	Corporate Relations Department
435 North Michigan Avenue	312/222-3238
Chicago, Illinois 60611	FAX: 312/222-1573

Press Release

TRIBUNE TO EXPLORE VALUE CREATION ALTERNATIVES;
TMCT PARTNERSHIPS TO BE RESTRUCTURED

CHICAGO, Sept. 21, 2006 — Tribune Company (NYSE:TRB) said today that its board of directors has established an independent special committee to oversee management’s exploration of alternatives for creating additional value for shareholders. This process is expected to conclude by the end of 2006.

“In pursuing the leveraged recapitalization that was launched in June, we emphasized that it would not preclude us from pursuing other value-creating initiatives in the future,” said Dennis FitzSimons, Tribune chairman and chief executive officer. “Today’s actions, along with our performance improvement plan, are consistent with our overall objective to generate the most value for all Tribune shareholders.”

Named to the special committee of the board were Enrique Hernandez, Jr., Betsy D. Holden, Robert S. Morrison, William A. Osborn, J. Christopher Reyes, Dudley S. Taft and Miles D. White. “Management and the board have been working together to determine the best course of action for creating shareholder value. The board unanimously agrees with this approach, and we will work expeditiously to complete the process,” said Osborn, Tribune’s lead independent director.

The company also announced today the restructuring of two partnerships known as TMCT, LLC (TMCT I) and TMCT II, LLC (TMCT II), which it inherited six years ago in its acquisition of Times Mirror.  In a unanimous vote, with Chandler family representatives abstaining due to their interests in the partnerships, Tribune’s board approved the terms of the transaction.

The two partnerships currently own all of Tribune’s preferred stock, 51.3 million shares of Tribune common stock, real estate used by the Los Angeles Times, Newsday, Baltimore Sun and Hartford Courant, and various other investments.

Under the terms of the restructuring, Tribune will receive distributions of all of the Tribune preferred stock and approximately 39.5 million shares of the Tribune common stock held by the partnerships.  Tribune also will receive the right to acquire the real estate owned by the partnerships in January 2008 for $175 million.  Additionally, Tribune will retain a 5% interest in the partnerships.

The Chandler Trusts will retain a 95% interest in the partnerships.  The two partnerships will distribute within 30 days the 11.8 million shares of Tribune common stock remaining in the partnerships to the Chandler Trusts.  As a result, the Chandler Trusts will increase their holdings of Tribune common stock to approximately 48.7 million shares from approximately 36.9 million. The Chandler Trusts have agreed to vote these additional

11.8 million shares in the same proportion as all other shares are voted on any matter requiring a shareholder vote for a period of 12 months from the date of this distribution.

As a result of the distributions, the number of shares of Tribune common stock outstanding will increase by 1.6 million.  The reason for this increase is that the 39.5 million shares of common stock Tribune is receiving is less than the 80% of the common stock in the partnerships that Tribune currently treats as treasury stock for financial reporting purposes.  Tribune’s earnings per share will not be affected by the restructuring because the impact of the increase in shares outstanding will be offset by the elimination of the preferred stock dividends. The company expects to record a one-time gain of approximately $45 million as a result of the transaction.

“The Chandler Trusts are pleased that we reached an agreement that serves the interests of all Tribune shareholders. We will now work collaboratively with management and the board to build value for all shareholders,” said Warren B. Williamson, chairman of the Chandler Trusts.

“The restructuring of these partnerships frees the Company to move quickly to pursue strategic alternatives to further enhance shareholder value,” said FitzSimons. “Under these terms, all shareholders benefit.”

In other business, the Tribune board of directors approved the sale of WLVI-TV (channel 56), Boston, to Sunbeam Television Corp. for $113.7 million. The sale was announced on Sept. 14, 2006, contingent upon board approval. The transaction will close upon regulatory approval.

The sale of WLVI is part of Tribune’s performance improvement plan announced  May 30. The plan includes at least $500 million in asset sales and approximately $420 million have been identified so far. On Aug. 7, Tribune completed the sale of WATL-TV in Atlanta for $180 million in cash. In July, Tribune sold 2.8 million shares of Time Warner common stock for net proceeds of approximately $46 million. In June, the company announced the sale of WCWN-TV in Albany for $17 million.

###

TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 25 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

Media Contact:	Investor Contact:
Gary Weitman	Ruthellyn Musil
VP/Corporate Communication	SVP/Corporate Relations
312/222-3394 (Office)	312/222-3787 (Office)
gweitman@tribune.com	rmusil@tribune.com